FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL CORPORATION COMPLETES ITS ACQUISITION OF THE CORNERSTONE COMPANIES, A $1.5 BILLION INVESTMENT ADVISOR, LIFE INSURANCE AND BUSINESS CONSULTING FIRM

HARLEYSVILLE, PA (January 17, 2006) - Harleysville National Corporation (NASDAQ: HNBC), today announced that its wholly-owned subsidiary, Harleysville National Bank, completed the acquisition of the Cornerstone Companies (Cornerstone), registered investment advisors for high net worth, privately held business owners, wealthy families and institutional clients. Located in Lehigh Valley, Pennsylvania, the firm specializes in providing sophisticated open architecture asset management platforms, business succession and estate planning services, life insurance sales and compensation and benefits consulting. With assets under management of approximately $1.5 billion, Cornerstone serves clients within the Harleysville footprint, throughout Pennsylvania and other mid-Atlantic states.

Under the terms of the agreement, Cornerstone will now become a part of Millennium Wealth Management and Private Banking, a division of Harleysville National Bank. The firm’s more than 30 professionals will continue to operate under the direction of its three principals, Jack Yaissle, Malcolm Cowen and Tom Scalici. As a result of the acquisition, assets under management for Millennium Wealth Management and Private Banking increased from $850 million to $2.350 billion.

Gregg J. Wagner, President and Chief Executive Officer, stated, “We are pleased to officially welcome Cornerstone to the Harleysville team. As with many successful acquisitions, the most important element is the people. We’re excited to have Cornerstone’s professionals working with us. Together we will broaden our wealth management products and services, grow our business client base and position our Millennium Wealth Management and Private Banking division as a leader in our market.”

Jack Yaissle, Chairman of Cornerstone, stated, “We view our relationship with Harleysville as a joining of partners who complement each other. We will look to work closely with the entire team to maximize the value we bring to our combined customers.”

Under the agreement, Harleysville National Bank acquired Cornerstone for an amount not exceeding $22.0 million. The purchase includes $15.0 million in cash paid at closing. The transaction is structured to provide for the payment of additional amounts based on meeting certain minimum operating results during a five-year period with a maximum payout of $7.0 million in cash. The company expects the transaction to be immediately accretive to Harleysville National Corporation’s earnings per share.

Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management and Private Banking, a division of HNB. Harleysville National Corporation stock is traded under the symbol “HNBC” and is commonly quoted under Nasdaq National Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.